Exhibit 99.1

EARNINGS RELEASE OF WESCO FINANCIAL CORPORATION FOR THE QUARTER ENDED
JUNE 30, 2004, FURNISHED TO THE S.E.C. AS AN EXHIBIT TO FORM 8-K DATED AUGUST 9, 2004

WESCO FINANCIAL CORPORATION
301 East Colorado Boulevard, Suite 300
Pasadena, California 91101-1901

Contact: Jeffrey L. Jacobson	626/585-6700

FOR IMMEDIATE RELEASE — PASADENA, CALIFORNIA, August 6, 2004

     Unaudited consolidated net income of Wesco Financial Corporation and its subsidiaries for the second quarter of 2004 amounted to $10,561,000 compared with $45,981,000 for the second quarter of 2003. Unaudited consolidated net income for the first six months of 2004 was $22,759,000 compared with $58,485,000 for the first six months of 2003. The 2003 figures included $33,935,000 of after-tax investment gains realized in the second quarter and $34,462,000 realized in the first six months. No investment gains or losses were realized in the 2004 periods.

     Following is a breakdown of consolidated net income into useful business components. All figures are on an after-tax basis and are in thousands except for per-share amounts, which are based on 7,119,807 shares outstanding.

	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Wesco-Financial and Kansas Bankers insurance businesses—
Underwriting gain	$3,629	$4,262	$8,633	$9,130
Investment income	6,028	8,454	12,126	18,398
CORT furniture rental business	220	(633)	604	(3,655)
Precision Steel businesses	582	(103)	1,212	(40)
Other	102	66	184	190
Realized investment gains	—	33,935	—	34,462

Consolidated net income	$10,561	$45,981	$22,759	$58,485

Per share	$1.49	$6.45	$3.20	$8.21

     Consolidated net income includes significant after-tax realized investment gains in the 2003 periods. Excluding such after-tax gains, consolidated earnings decreased slightly in the 2004 periods from the comparable 2003 figures. Investment income of the Wesco-Financial and Kansas Bankers insurance businesses declined in the 2004 periods from the corresponding 2003 amounts due to a shift from long-term to short-term fixed-maturity investments bearing lower interest rates, and underwriting gain decreased. These adverse changes were partially offset by improved results of the CORT and Precision Steel businesses.

     Wesco’s Form 10-Q for the quarter ended June 30, 2004 is expected to be filed electronically with the Securities and Exchange Commission on August 9, 2004, and we invite shareholders and the financial media to access it through Wesco’s website (www.wescofinancial.com). The Form 10-Q will contain unaudited condensed consolidated financial statements, management’s discussion and analysis of financial condition and results of operations, and other information.

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